Exhibit 4.1
AMENDMENT TO REGISTRATION RIGHTS AGREEMENT
     AMENDMENT, dated as of April 23, 2009 (the “Amendment”), to the Registration Rights Agreement (the “Agreement”), dated as of March 20, 2007, among SandRidge Energy, Inc., a Delaware corporation (the “Company”), and the several purchasers party thereto.
     WHEREAS, the parties to this Amendment wish to terminate the rights of the Holders of Transfer Restricted Securities pursuant to Sections 3(a) and 3(c) of the Agreement;
     WHEREAS, as of the date of this Amendment, no more than 367,285 Transfer Restricted Securities (excluding Transfer Restricted Securities held by the Company or its Affiliates (other than Holders deemed to be Affiliates solely by reason of their holding of such Common Stock)) were outstanding for the purposes of Sections 3 and 9 (and to the extent applicable thereto, Sections 5 and 7) of the Agreement;
     WHEREAS, pursuant to Section 10(d) of the Agreement, the Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions thereof may not be given, unless the Company has obtained the written consent of a Majority of Holders;
     The parties hereby agree as follows:
     1. Definitions. Capitalized terms used in this Amendment without definition shall have their respective meanings set forth in the Agreement.
     2. Amendment. The Agreement is amended by inserting the following Section 3(h) immediately following Section 3(g):
     “(h) Notwithstanding anything to the contrary in this Agreement, all rights of the Holders and obligations of the Company set forth in Sections 3(a) and 3(c) shall terminate on April 20, 2009.”
3. Miscellaneous.
     (a) Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by facsimile) to the other parties hereto.
     (b) Incorporation. The provisions of Sections 10(h), 10(j), 10(k), 10(l) and 10 (m) of the Agreement are hereby incorporated herein and shall be deemed to include and/or apply to this Amendment, as appropriate.
     (c) Ratification. Except as amended hereby, the Agreement shall remain in full force and effect as previously executed by the parties thereto, and the parties hereby ratify the Agreement as amended hereby.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY: SANDRIDGE ENERGY, INC.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment]

THE HOLDERS:

Farallon Capital Partners, L.P.

By:	/s/ William F. Mellin
Name: William F. Mellin
Title: Managing Member

Farallon Capital Institutional Partners, L.P.

By:	/s/ William F. Mellin
Name: William F. Mellin
Title: Managing Member

Farallon Capital Institutional Partners II, L.P.

By:	/s/ William F. Mellin
Name: William F. Mellin
Title: Managing Member
[Signature Page to Amendment]